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                                                                EXHIBIT 10.4(a)


                            FIRST AMENDMENT TO LEASE

This First Amendment to Lease to that certain Lease by and between Limar Realty Corp. #11, successor in interest to Bayview Associates, a California joint venture (hereinafter called "Landlord"), and Oclassen Pharmaceuticals, Inc., a California corporation (hereinafter called "Tenant"), dated November 15,1988 ("Lease") for the Premises located at 100 Pelican Way, San Rafael, California ("Premises"), is entered into as of the 10th day of October 1995.

                                    RECITALS

This First Amendment to Lease is made with reference to and in reliance upon the following facts:

      A. On November 15, 1988, Landlord's predecessor in interest leased to Tenant the Premises consisting of one (1) building containing a total building area of approximately twenty-eight thousand three hundred forty-four (28,344) rentable square feet, for a Term expiring February 5,1997 ("Original Term").

      B. Tenant and Landlord desire to amend the Lease to further extend the Term, to define the Rent for the new Extension Period, and to add certain other terms and conditions.

THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    EXTENSION OF LEASE:

            The Term of the Lease shall be extended so as to end on December 31, 2002. The period from February 6, 1997 through December 31, 2002 (inclusive) shall be known as the "Extension Period". The Expiration Date of the Extension Period shall be December 31, 2002.

      2.    RENT:

            The Rent (as defined in the Lease) payable during the Extension Period shall be $28,791.35 ("Base Rent") subject to adjustment in accordance with changes in the Consumer Price Index ("CPI") as such index is defined in Paragraph 3.2. The Rent shall be adjusted upon the commencement of the Extension Period and upon each annual anniversary thereof (each such adjustment point in time being referred to herein as an "Adjustment Date") by multiplying the Base Rent of $28,791.25 by a fraction the numerator of which shall be the CPI published for the month which immediately precedes the Adjustment Date and the denominator of which shall be the CPI for the month of September, 1995, provided that in no event shall any such adjustment cause the Rent to be decreased below the amount existing immediately prior to said Adjustment Date.

      3.    OPTION TO EXTEND:

            The Lease contains one (1) five-year Option to Extend (Paragraph
            36). Effective with this First Amendment to Lease, the Option to Extend shall remain available to Tenant. If, and only if, proper written notice of the exercise of the Option is delivered to Landlord by December 31, 2001, the Lease will be further extended through December 31, 2007, with the Rent for such further extension period to be determined in accordance with Paragraph 36.2 of the Lease.

      4.    NET RENTABLE AREA:

            The Net Rentable Area of the Premises is agreed to be 28,344 square feet comprised of 20,311 square feet of office/lab area and 8,033 square feet of warehouse area.
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      5.    EXPENSES:

            Expenses, as defined by Paragraph 14.1(d) of the Lease, shall specifically include the cost of monitoring the groundwater of Bayview Business Park ("Park") and the cost of methane gas monitoring of the Park and buildings in the Park.

      6.    ADDITIONAL CHARGES LIMIT:

            A new subparagraph 4.5 is added to the Lease as follows:

                  "4.5 The total Additional Charges for Taxes and Expenses payable by Tenant for any Computation Year commencing with the year of 1996 shall not exceed the Adjusted Additional Charges Limit (as defined below) for the subject year. The Additional Charges Limit shall be set at $112,778.00 for 1995. For each year subsequent to 1995 the Additional Charges Limit shall be increased by five percent (5%) of the previous years' Additional Charges Limit ("Adjusted Additional Charges Limit"). At Landlord's option, the Additional Charges Limit and the Adjusted Additional Charges Limit will not apply to property tax increases resulting from the sale of the Premises or if Proposition 13 (Jarvis/Gann) is repealed or modified to affect commercial properties. In the event of increased taxes due to such a sale or modification of Proposition 13, at Landlord's option, the Additional Charges Limit and the Adjusted Additional Charges Limit will be modified to remove property taxes. In the case of such a modification, the Additional Charges Limit and the Adjusted Additional Charges Limit will apply to all Expenses except property taxes and Tenant will be responsible for its full Tenant's Share of property taxes. In all cases, if actual charge for Taxes and Expenses for a given year are less than the Adjusted Additional Charges Limit for the same year, Tenant will pay only the actual charges."

      7.    TRAFFIC TRIPS:

            The City of San Rafael allocates "Traffic Trips" to the Park and to each Tenant at Park. There are currently fifty-five (55) Traffic Trips allocated to Tenant. Landlord agrees to transfer four (4) of the Traffic Trips it has for the Park to Tenant, bringing Tenant's total to fifty-nine (59) Traffic Trips.

      8.    IMPROVEMENT ALLOWANCE:

            There is currently 6,464 square feet of area of Reid Corp. and MicroAge space within the Premises that has been taken over by Tenant but not yet improved. Per the Lease, Tenant is due a $4.00 per square foot improvement allowance for this space. The improvement allowance for this 6,464 square feet is hereby increased to $10.00 per square foot for a total improvement allowance of $64,640.00. To be entitled to the Allowance, Tenant must provide Landlord with satisfactory evidence that it has spent a minimum of $25.00 per square foot to improve the 6,464 square feet of space.

      9.    TREES:

            Landlord agrees to plant at its expense a row of twenty (20) trees along the fence line of the MMWD (subject to written MMWD approval, since the trees will be on MMWD land, which approval has been verbally given to Landlord's landscaper). Those trees will be 24-inch box size with an initial height of approximately 11 to 15 feet and a canopy of approximately 3 to 5 feet and will be planted approximately 15 feet on center. The existing bushes will be retained to provide a low screen. Subsequent to the initial planting, the cost to care for the trees will be an Expense and billed to Tenant.
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      10.   VALENTINE CORPORATION:

            Landlord agrees to use its absolute "Best Efforts" to cause Valentine Corporation to comply with the building code regarding the appearance of their site.

      11.   LEASE COMMISSION:

            There shall be no real estate brokerage commission payable by Landlord to any real estate broker which may claim to have represented Tenant.

All other terms and conditions of said Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease as of the date first written above.


LANDLORD                                    TENANT

LIMAR REALTY CORP. #11                      OCLASSEN PHARMACEUTICALS, INC.


                                                  /s/     Terry L. Johnson
    /s/     Theodore H. Kruttschnitt        ------------------------------
------------------------------------        Print Name:   Terry L. Johnson
Print Name: Theodore H. Kruttschnitt        Its:   President and CEO
Its:   President